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                                                                  EXHIBIT (a)(8)

                         [LOGO]WESTERN RESOURCES(R)

                                                                 March 14, 1997

Dear Fellow ADT Shareowner:

  We are pleased to enclose for your consideration Western Resources' proxy statement and GREEN proxy card relating to the special general meeting of ADT Limited shareowners.

  Following Western Resources' initial acquisition of ADT common shares, ADT advised Western Resources that it was not interested in pursuing a joint marketing relationship or any other type of business arrangement with Western Resources despite the fact that Western Resources believes that such a relationship could maximize ADT's potential both in its existing security business and in the emerging market of deregulated retail energy distribution. After careful study and consideration, we believe that the potential benefits to ADT, Western Resources and ADT's other shareowners can be best realized through a combination of Western Resources and ADT. Therefore, Western Resources is taking its proposal to combine with ADT directly to the true owners of ADT--the ADT shareowners.

  Western Resources is offering to exchange each ADT common share for $10.00 in cash and $12.50 in Western Resources Common Stock (the "Offer"), on the terms and subject to the conditions set forth in the enclosed Prospectus. ADT shareowners may receive less than $12.50 in Western Resources Common Stock in certain circumstances if the price of Western Resources Common Stock falls below $29.75. The Offer is subject to certain conditions including Western Resources' receipt of tenders of a number of ADT common shares which, together with shares presently owned by Western Resources and its subsidiaries, constitute a majority of the total number of ADT common shares outstanding. Following completion of the Offer, Western Resources plans to acquire the remaining equity interest of ADT by effecting an amalgamation of a Bermuda subsidiary of Western Resources with and into ADT (the "Amalgamation").

  The ADT board has recently taken certain actions that Western Resources believes were designed to establish impediments to consummation of the Offer, including the adoption of a "poison pill" shareowner rights plan pursuant to which the associated preference share purchase rights were issued. Western Resources believes that the ADT board of directors may be unwilling to amend or redeem the "poison pill" and otherwise permit the Offer to be consummated. Accordingly, Western Resources is soliciting your proxy as a shareowner of ADT to remove the present members of the ADT board and to replace them with nominees of Western Resources who presently intend to take all actions necessary to expedite consummation of the Offer and the Amalgamation, including, to the extent possible, amending or redeeming ADT's "poison pill," subject to their fiduciary duties under Bermuda law.

  Based upon the closing price of ADT common shares on December 17, 1996, the last trading day prior to the public announcement of the Offer, the Offer represents a 12% premium over ADT's market price. In addition, the Offer provides ADT shareowners with
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the opportunity to invest in a combined company with the potential to become a market leader in the converging energy marketing and security industries.

  TO RECEIVE THE BENEFITS OF THE OFFER, IT IS IMPORTANT THAT YOU VOTE THE GREEN PROXY CARD IN FAVOR OF WESTERN RESOURCES' NOMINEES AND PROPOSALS. ONLY YOUR LATEST-DATED PROXY WILL COUNT AT THE ADT SPECIAL MEETING.


  If you have any questions concerning this Proxy Statement or the Offer or need assistance in voting your shares, please contact our Information Agent, MacKenzie Partners, Inc. at 1-800-322-2885 or call collect at (212) 929-5500.

                            YOUR VOTE IS ESSENTIAL

 IF YOU WANT THE OFFER TO SUCCEED, VOTE FOR THE WESTERN RESOURCES PROPOSALS BY
      SIGNING, DATING AND RETURNING THE ENCLOSED GREEN PROXY CARD TODAY.

  Thank you for your attention and support.

                                          Sincerely,

                                          /s/ John Hayes
                                          Chairman of the Board
                                           and Chief Executive Officer


                         IMPORTANT VOTING INFORMATION

   If your shares are held in your own name, please sign, date and return the enclosed GREEN proxy card in the postage-paid envelope provided with this letter. If your shares are held in the name of a brokerage firm, bank or other institution, please sign, date and return the GREEN proxy card to such brokerage firm, bank or other institution in the envelope provided by that firm.

   If you have any questions or require any assistance in voting your shares, please call toll free:

                               [LOGO] MACKENZIE
                                      PARTNERS, INC.
                              156 Fifth Avenue
                           New York, New York 10010
                     (212) 929-5500 (CALL COLLECT)
                                      OR
                         (800) 322-2885 (TOLL-FREE)




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